Exhibit 99.1

Contact: Charity Frantz
July 20, 2017	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND Announces SECOND QUARTER 2017 UNAUDITED Financial RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month and six-month periods ended June 30, 2017.

Dividend Declared

C&N’s Board of Directors has declared a regular quarterly cash dividend of $0.26 per share. The dividend is payable on August 11, 2017 to shareholders of record as of July 31, 2017. Declaration of the dividend was made at the July 20, 2017 meeting of C&N’s Board of Directors.

Unaudited Financial Information

Second quarter 2017 net income was $0.34 per basic and diluted share, as compared to $0.28 in the first quarter 2017 and $0.32 in the second quarter 2016. For the six months ended June 30, 2017, net income per basic and diluted share was $0.62 as compared to $0.61 for the first six months of 2016. The return on average assets for the first six months of 2017 was 1.22%, and the return on average equity was 8.07%. Highlights related to C&N’s earnings results for the comparative periods are presented below.

Second Quarter 2017 as Compared to First Quarter 2017

Net income was $4,121,000 in the second quarter 2017, up from $3,434,000 in the first quarter 2017. Significant variances were as follows:

•	Net interest income increased $203,000 (2.0%), in the second quarter 2017 as compared to the first quarter. In addition to the benefit of an additional day in the second quarter, the net interest margin improved to 3.83% for the second quarter 2017 as compared to 3.78% for the first quarter.

•	The provision for loan losses totaled $4,000 in the second quarter 2017, down from $452,000 in the first quarter. In the second quarter, the provision included $315,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period and a $102,000 increase in the unallocated portion of the allowance. Offsetting a significant portion of the provision was a $413,000 reduction in the collectively determined allowance for loan losses. The reduction in the collectively determined allowance included the effects of a 4 basis point improvement (reduction) in C&N’s aggregate net charge-off experience, along with a 4 basis point reduction in the qualitative factors used to estimate the allowance as of the end of the quarter. The reductions in the qualitative factors were determined by a management committee that noted improvements in loan delinquency levels along with a reduction in the unemployment rate over the previous 12 months throughout most of C&N’s market area. The net increase in specific allowances in the second quarter 2017 included an increase of $205,000 in the allowance related to one real estate secured commercial loan. In the first quarter, the specific allowance associated with this loan increased $225,000. At June 30, 2017, the outstanding balance of this loan was $2,718,000, and the related allowance was $958,000.

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•	Noninterest revenue totaled $4,106,000 in the second quarter 2017, an increase of $242,000 (6.3%) from the first quarter total. Trust and financial management revenue totaled $1,497,000 in the second quarter, an increase of $317,000 over the first quarter amount. The increase in Trust and financial management revenue (which is recognized on a cash basis) included $215,000 resulting from a change in the frequency of billings that occurred in the quarter. Other operating income of $267,000 was $191,000 lower in the second quarter as compared to the first quarter as the total for the first quarter included revenue from tax credit programs totaling $190,000.

•	Total noninterest expenses in the second quarter 2017 decreased $222,000 (2.4%) as compared to the first quarter amount. Pensions and other employee benefits expense was $386,000 lower in the second quarter 2017 as compared to the first quarter, as payroll taxes and similar expenses decreased, consistent with the normal pattern of such costs being highest in the beginning of the calendar year.

•	The income tax provision was $1,374,000 in the second quarter 2017 for an effective tax rate of 25.0% of pre-tax income, up from $984,000 in the first quarter for an effective tax rate of 22.3% of pre-tax income, primarily as a result of higher pre-tax income.

Second Quarter 2017 as Compared to Second Quarter 2016

Net income for the second quarter 2017 was higher by $250,000 (6.5%) than the second quarter 2016 amount. Significant variances were as follows:

•	Net interest income increased $363,000 (3.6%) in the second quarter 2017 as compared to the second quarter 2016. The net interest margin of 3.83% for the second quarter 2017 was higher than the second quarter 2016 level of 3.76%. The improvement in the margin included the impact of a favorable change in the mix of earning assets, including growth in loans and a reduction in securities. Average total loans outstanding were higher by $59.5 million (8.4%) in the second quarter 2017 as compared to the second quarter 2016, while average total available-for-sale securities were lower by $35.5 million. Average total deposits were $11.4 million (1.2%) higher in the second quarter 2017 as compared to the second quarter 2016.

•	The second quarter 2017 provision for loan losses was $314,000 lower than the second quarter 2016 amount. As noted above, the second quarter 2017 provision included $315,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period and a $102,000 increase in the unallocated portion of the allowance, offset by a $413,000 reduction in the collectively determined portion of the allowance at June 30, 2017. In comparison, the second quarter 2016 provision included a $3,000 reduction in total specific allowances on impaired loans, as adjusted for net charge-offs during the period and a $29,000 decrease in the unallocated portion of the allowance, with a $350,000 increase in the collectively determined portion of the allowance. The increase in the collectively determined portion of the allowance in the second quarter 2016 resulted from growth in outstanding loans and the use of slightly higher qualitative factors to estimate the required allowance.

•	Noninterest revenue increased $200,000 (5.1%) in the second quarter 2017 over the second quarter 2016 amount. Trust and financial management revenue increased $246,000, including $215,000 from changing the frequency of billings as noted above. Interchange revenue from debit card transactions increased $81,000 (16.6%), reflecting benefits from a consulting project in 2016 that identified opportunities for improvements in card-related volumes and processing. Loan servicing fees, net, increased $66,000, as the fair value of mortgage servicing rights decreased by $47,000 in the second quarter 2017 as compared to a reduction of $108,000 in the first quarter 2016. Net gains from sales of loans decreased $107,000 in the second quarter 2017 as compared to the second quarter 2016, due to a reduction in volume. Service charges on deposit accounts decreased $70,000 (6.0%), as revenue from consumer overdrafts declined due to lower volume.

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•	Total noninterest expenses increased $541,000 (6.3%) in the second quarter 2017 over the second quarter 2016 amount. Other operating expense increased $287,000, including increases of $77,000 in loan collection expenses, $65,000 related to a sales tax audit and $52,000 in losses associated with other real estate. Pensions and other employee benefits expense increased $142,000, including the effect of higher health care expenses on C&N’s partially self-insured plan. Software subscriptions increased $40,000, including costs associated with new applications as well as annual licensing increases. Automated teller machine and interchange expense increased $38,000, including costs associated with issuing new debit cards with EMV functionality. FDIC assessments expense decreased $59,000, reflecting a lower assessment level.

Six-Month Periods Ended June 30, 2017 and 2016

Net income was $7,555,000 in first six months of 2017, an increase of 1.5% over net income for the first six months of 2016 of $7,444,000. Significant variances were as follows:

•	Net interest income was $489,000 (2.4%) higher for the first six months of 2017 as compared to the first six months of 2016. The net interest margin was 3.81% for the first six months of 2017, up from 3.79% for the first six months of 2016. Average total loans outstanding were up $58.6 million (8.3%) in the first six months of 2017 as compared to the first six months of 2016, while average total available-for-sale securities were lower by $29.0 million. Average total deposits were $17.0 million (1.8%) higher in the first six months of 2017 as compared to the first six months of 2016.

•	The provision for loan losses of $456,000 for the first six months of 2017 was $230,000 lower than the amount for the first six months of 2016. In 2017, the provision included $703,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period and a $102,000 increase in the unallocated portion of the allowance, with a reduction in the provision of $349,000 related to the reduction in the collectively determined allowance for loan losses. As described in more detail above, the reduction in the collectively determined allowance included the effects of an improvement in C&N’s aggregate net charge-off experience and a reduction in the qualitative factors used to estimate the allowance as of June 30, 2017. The net increase in specific allowances in the first six months of 2017 included an increase in the allowance related to one real estate secured commercial loan of $430,000 to $958,000 at June 30, 2017 as compared to $528,000 at December 31, 2016. The increase in the specific allowance for this loan was based on an updated appraisal. In comparison, the provision for the first six months of 2016 included $79,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period, a $29,000 decrease in the unallocated portion of the allowance and an increase in the provision of $636,000 related to an increase in the collectively determined allowance for loan losses. The increase in the collectively determined portion of the allowance at June 30, 2016 as compared to the end of the preceding year resulted from loan growth and slight increases in the net charge-off and qualitative factors used to estimate the allowance.

•	Noninterest revenue increased $374,000 (4.9%) in the first six months of 2017 as compared to the first six months of 2016. Trust and financial management revenue increased $282,000, including the effects of changing the frequency of billings as described above. Interchange revenue from debit card transactions increased $138,000 (14.5%), reflecting improvements in card-related volumes and processing. Loan servicing fees, net, increased $116,000, as the fair value of mortgage servicing rights decreased by $78,000 in the first six months of 2017 as compared to a reduction of $179,000 in the first six months of 2016. Service charges on deposit accounts decreased $124,000 (5.4%), as revenue from consumer overdrafts declined due to lower volume. Net gains from sales of loans were $109,000 lower for the first six months of 2017 as compared to 2016, due to a reduction in sales volume.

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•	Total noninterest expenses increased $767,000 (4.4%) for the first six months of 2017 as compared to the first six months of 2016. Other operating expense increased $456,000. Within other operating expense, the largest variances included increases of $169,000 in loan collection expenses, $70,000 in losses and expenses associated with other real estate and $65,000 related to a sales tax audit. Pensions and other employee benefits expense increased $235,000, primarily as a result of higher health care expenses on C&N’s partially self-insured plan. Automated teller machine and interchange expense increased $83,000, including costs associated with issuing new debit cards with EMV functionality. Software subscriptions increased $79,000, including costs associated with new applications as well as annual licensing increases. FDIC assessments expense decreased $107,000, reflecting a lower assessment level. Professional fees expense decreased $90,000, reflecting a reduction in information technology and sales and service-related consulting expense.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,243,401,000 at June 30, 2017, as compared to $1,233,924,000 at March 31, 2017 and $1,231,018,000 at June 30, 2016.

•	Net loans outstanding (excluding mortgage loans held for sale) were $771,057,000 at June 30, 2017, up from $753,277,000 at March 31, 2017 and up 7.1% from $719,913,000 at June 30, 2016. In comparing outstanding balances at June 30, 2017 and 2016, total residential mortgage loans increased $31.3 million, or 7.9%, and total commercial loans increased $18.0 million, or 5.7%. At June 30, 2017, the outstanding balance of commercial loan participations with other financial entities was $42.9 million, down from $47.1 million at June 30, 2016.

•	The outstanding balance of residential mortgages originated by C&N and sold to third parties, with servicing retained, totaled $165,789,000 at June 30, 2017, up from $164,291,000 at March 31, 2017 and $156,417,000 at June 30, 2016.

•	Total nonperforming assets as a percentage of total assets was 1.30% at June 30, 2017 as compared to 1.28% at March 31, 2017 and 1.40% at June 30, 2016.

•	Deposits and repo sweep accounts totaled $1,002,137,000 at June 30, 2017, up from $986,495,000 at March 31, 2017, and up 2.9% from $973,612,000 at June 30, 2016.

•	Total shareholders’ equity was $189,859,000 at June 30, 2017 as compared to $187,350,000 at March 31, 2017 and $190,530,000 at June 30, 2016. Tangible common equity as a percentage of tangible assets was 14.45% at June 30, 2017 as compared to 14.65% a year earlier. Within shareholders’ equity, the portion of accumulated other comprehensive income (loss) related to available-for-sale securities was in a gain position of $369,000 at June 30, 2017 as compared to a loss position of ($630,000) at March 31, 2017 and a gain position of $6,849,000 at June 30, 2016. Fluctuations in accumulated other comprehensive income (loss) have been caused by changes in interest rates, which have resulted in changes in the fair value of available-for-sale securities.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $894,669,000 at June 30, 2017, up from $880,979,000 at March 31, 2017, and up 5.6% from $847,280,000 a year earlier.

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Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, New York. C&N’s most recently opened location, in Elmira, New York, offers commercial, residential and consumer lending services. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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